                                                                    Exhibit 99.1

Contact:

Robert J. Towarnicki, CEO
Cell Pathways, Inc.
(215) 706-3800

TSENG STOCKHOLDERS APPROVE COMBINATION WITH CELL PATHWAYS

     NORRISTOWN, PA (November 3, 1998): Tseng Labs, Inc. (Nasdaq: TSNG) and Cell Pathways, Inc. today announced that at a Special Meeting held this morning the stockholders of Tseng Labs, Inc. approved the company's previously announced combination with Cell Pathways, Inc.

Trading in the stock of Tseng Labs will cease at the end of the day today, November 3. Trading in the stock of the new Cell Pathways (Nasdaq: CLPA) will commence tomorrow, November 4.

Based on the agreed exchange ratio for the transaction, stockholders of Tseng laboratories will receive approximately 0.36 of a share of Cell Pathways Common Stock for each share of Tseng Laboratories. Shares of Tseng Labs closed Monday at $5.5625 per share.

Cell Pathways, Inc. is a pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer.

For additional information on Cell Pathways, Inc., visit the company's website at http://www.cellpathways.com.